Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of an additional 15,655,064 shares of Class A Common Stock under the Vivint Smart Home, Inc. 2020 Omnibus Incentive Plan of our reports dated March 1, 2022, with respect to the consolidated financial statements of Vivint Smart Home, Inc. and the effectiveness of internal control over financial reporting of Vivint Smart Home, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Salt Lake City, UT

May 6, 2022